Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion, in Form SB-2 dated February 28, 2007, of our audit report on the financial statements of Southwest Casino Corporation, as of December 31, 2005, and for the years ended December 31, 2005 and 2004 as part of Southwest Casino Corporation’s Registration Statement on Form SB-2, and to the reference to our firm therein.

/s/ Eide Bailly LLP

Minneapolis, Minnesota

February 28, 2007